Exhibit 99.3

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

On December 19, 2012, we consummated the transactions contemplated by a Stock Purchase Agreement with Vital Signs, Inc., an affiliate of GE Healthcare (“Vital Signs”), as seller, and purchased all of the issued and outstanding shares of Thomas Medical Products, Inc. (“Thomas Medical”), a Pennsylvania corporation (the “Acquisition”).

The unaudited pro forma combined condensed statement of operations is presented as if the Acquisition had occurred on January 1, 2012. The unaudited pro forma combined condensed statement of operations has been prepared by our management to reflect the pro forma impact of the Acquisition and related financing.

The Acquisition has been accounted for using the acquisition method of accounting and, accordingly, the total estimated purchase consideration of the Acquisition was allocated to the tangible assets and identifiable intangible assets acquired and liabilities assumed based on their relative fair values. The excess of the purchase consideration over the net tangible and identifiable intangible assets acquired and liabilities assumed was recorded as goodwill. Determination of the allocations of the Thomas Medical purchase price used in the unaudited pro forma combined condensed statement of operations is based upon preliminary estimates and assumptions. These preliminary estimates and assumptions could change significantly during the measurement period as we finalize the valuations of the net tangible assets and intangible assets acquired and liabilities assumed. Any change could result in material variances between our future financial results and the amounts presented in the unaudited pro forma combined condensed statement of operations, including variances in fair values recorded, as well as expenses associated with these items.

The unaudited pro forma combined condensed statement of operations reflects adjustments that are factually supportable, directly attributable to the Acquisition, and have a recurring impact, and does not reflect nonrecurring acquisition-related charges resulting from the Acquisition. The unaudited pro forma combined condensed statement of operations also does not include any restructuring or integration costs we may incur or the effects of any cost savings from operating efficiencies and synergies that may result from the Acquisition.

The unaudited pro forma combined condensed statement of operations is for information purposes only and does not purport to represent what our actual results would have been if the Acquisition had been completed as of the date indicated above or that may be achieved in the future.

The unaudited pro forma combined condensed statement of operations, including the notes thereto, should be read in conjunction with our historical financial statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 1, 2013, as well as the historical financial statements of Thomas Medical included elsewhere in this Current Report on Form 8-K.

MERIT MEDICAL SYSTEMS, INC.
UNAUDITED PRO FORMA COMBINED
CONDENSED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2012
(In thousands, except per share data)

	Merit Medical	Thomas Medical	Thomas Medical
	Year Ended December 31, 2012	Nine Months Ended September 30, 2012	Period from October 1 to December 19, 2012	Pro Forma adjustments	Notes	Pro Forma Combined

SALES	$394,288	$27,464	$8,323	$(30)	(a)	$430,045

COST OF SALES	212,296	12,239	3,990	5,955	(a) (b) (e)	234,480

GROSS PROFIT	181,992	15,225	4,333	(5,985)		195,565

OPERATING EXPENSES:
Selling, general and administrative	122,106	3,903	1,303	(4,053)	(b) (c)	123,259
Research and development	27,795	1,469	144	—		29,408
Acquired in-process research and
development	2,450	—	—	—		2,450
Total	152,351	5,372	1,447	(4,053)		155,117

INCOME FROM OPERATIONS	29,641	9,853	2,886	(1,932)		40,448

OTHER INCOME (EXPENSE):
Interest income	226	—	—	—		226
Interest expense	(604)	—	—	(5,383)	(d)	(5,987)
Other expense	(1,645)	—	—	—		(1,645)
Total other expense - net	(2,023)	—	—	(5,383)		(7,406)

INCOME BEFORE INCOME TAXES	27,618	9,853	2,886	(7,315)		33,042

INCOME TAX EXPENSE (BENEFIT)	7,908	3,853	1,125	(2,845)	(f)	10,041

NET INCOME	19,710	6,000	1,761	(4,470)		23,001

EARNINGS PER SHARE:
Basic	0.47					0.55
Diluted	0.46					0.54

AVERAGE COMMON SHARES:
Basic	42,176					42,176
Diluted	42,610					42,610

See notes to unaudited pro forma combined condensed statement of operations.

MERIT MEDICAL SYSTEMS, INC.
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

1.  BASIS OF PRESENTATION. On December 19, 2012, we consummated the transactions contemplated by a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Vital Signs Inc., as seller, and purchased all of the issued and outstanding shares of Thomas Medical (the “Acquisition”).

The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2012 is based on our historical financial statements for the years then ended and Thomas Medical's historical financial statements for the period from January 1, 2012 to December 19, 2012 (date of acquisition), after giving effect to the Acquisition-related adjustments. The unaudited pro forma combined condensed statement of operations is presented as if the Acquisition had occurred on January 1, 2012.

2.  PURCHASE PRICE ALLOCATION.  We accounted for the Acquisition as a business combination. We made an initial payment of $167.0 million to Vital Signs in December 2012. We also accrued an additional $445,000 at December 31, 2012, related to a final payment made to Vital Signs in February 2013 for net working capital received in excess of the target net working capital specified in the Stock Purchase Agreement. The total purchase price was preliminarily allocated as follows (in thousands):

Assets Acquired
Trade receivables	$6,507
Inventories	5,459
Prepaid expenses	340
Property and equipment	2,685
Intangibles
Developed technology	43,000
Non-compete agreements	500
Customer lists	5,000
Trademarks	1,400
Goodwill	102,407
Total assets acquired	167,298

Liabilities Assumed
Trade payables	588
Accrued expenses	1,094
Total liabilities assumed	1,682

Net assets acquired, net of cash acquired of $1,829	$165,616

With respect to the Thomas Medical assets, we intend to amortize developed technology over eight years, customer lists on an accelerated basis over 12 years, and non-compete agreements over three years. While U.S. trademarks can be renewed indefinitely, we currently estimate that we will generate cash flow from the acquired trademarks for a period of 15 years from the acquisition date. The total weighted-average amortization period for these acquired intangible assets is 8.55 years.

3. ACQUISITION FINANCING.  In order to facilitate the Acquisition, we entered into an Amended and Restated Credit Agreement, dated as of December 19, 2012 (the “Credit Agreement”), with the lenders who are or may become a party thereto (the “Lenders”), and Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent for the Lenders. Pursuant to the terms of the Credit Agreement, the Lenders have agreed to make revolving credit loans up to an aggregate amount of $175 million. The Lenders also made a term loan in the amount of $100 million, repayable in quarterly installments of $2.5 million until the maturity date of December 19, 2017, at which time the term loan and revolving credit loans, together with accrued interest thereon, will be due and payable. The Credit Agreement is collateralized by substantially all of our assets.

On December 19, 2017, all principal, interest and other amounts outstanding under the Credit Agreement are payable in full. At any time prior to the maturity date, we may repay any amounts owing under all revolving credit loans, term loans, and all swingline loans in whole or in part, subject to certain minimum thresholds, without premium or penalty, other than breakage costs.

The term loan and any revolving credit loans made under the Credit Agreement bear interest at a variable base rate (as defined) plus a fixed margin. On December 19, 2012, we entered into a $150 million pay-fixed, receive-variable interest rate swap with Wells Fargo at a fixed interest rate of 2.98%. The variable portion of the interest rate swap is tied to the one-month LIBOR rate (the benchmark interest rate). The interest rates under both the interest rate swap and the underlying debt reset, the swap is settled with the counterparty, and interest is paid, on a monthly basis. The interest rate swap is scheduled to expire on December 19, 2017.

4. PRO FORMA ADJUSTMENTS. The following is a summary of pro forma adjustments reflected in the unaudited pro forma combined condensed statement of operations based on preliminary estimates, which may change as additional information is obtained:

a.      During the year ended December 31, 2012, we sold products to Thomas Medical, and as such, adjustments of $30 thousand and $17 thousand were made to eliminate the intercompany sales and related costs of sales, respectively.

b.      To reverse the amortization expense of approximately $2.2 million during 2012 included in operating expense in the Thomas Medical historical results of operations and to include the amortization expense related to intangibles resulting from the Acquisition. Amortization is based on the following estimated lives: developed technology over eight years, customer lists on an accelerated basis over 12 years, non-compete agreements over three years and a trademark over 15 years from the date of acquisition (see Note 2 discussed above). Amortization expense of approximately $5.2 million and $899 thousand related to intangibles resulting from the Acquisition was included in cost of sales and selling, general and administrative expense, respectively, in the pro forma adjustments for the year ended December 31, 2012.

 c.      We incurred approximately $2.7 million in Acquisition-related expenses during the year ended December 31, 2012. As these are nonrecurring charges directly related to the acquisition, they have been reversed from the unaudited pro forma combined condensed statement of operations for the year ended December 31, 2012.

d.       To recognize incremental interest expense of approximately $4.7 million related to long-term debt issued as a result of the Acquisition. As a result of the interest rate swap discussed in Note 3, interest expense on $150 million of the total purchase price was estimated based on the fixed rate of 2.98%. Interest expense related to the remaining purchase price amount was estimated based on a base rate of 2.00% plus the average of the one-month Wells Fargo LIBOR rate that was prevailing during the year ended December 31, 2012. We also included approximately $708 thousand of interest expense for the year ended December 31, 2012 related to the amortization of long-term debt issuance costs attributable to the Credit Agreement.

e. To record the incremental expense of approximately $770 thousand related to the amortization of the fair value step-up adjustment from acquired inventories. Our historical results of operations for the year ended December 31, 2012 include approximately $831 thousand related to the amortization of this fair value adjustment.

f. To reflect the estimated tax impact of the purchase accounting adjustments. For the year ended December 31, 2012, the effective tax rate used is a statutory rate of 38.9%.